UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
________________________________________

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Delta Natural Gas Company, Inc.
3617 Lexington Road
Winchester, Kentucky  40391

Supplement to Proxy Statement
This is a supplement to the proxy statement dated April 27, 2017 of Delta Natural Gas Company, Inc. (“Delta.” “Company,” “we,” “our” or “us”) that was mailed to investors in connection with the solicitation of proxies for use at the special meeting of shareholders to be held on June 1, 2017, at 10:00 a.m. local time, at Delta’s principal place of business located at 3617 Lexington Road, Winchester, Kentucky 40391. These materials are also available on our website at http://www.deltagas.com/proxy.htm.
Special Meeting Proposals; Record Date
The purpose of the special meeting is to consider and vote upon the following proposals. These are the same proposals that were set forth in the proxy statement dated April 27, 2017; we have included them for your convenience.

•
To consider and vote on a proposal to approve the Agreement and Plan of Merger (the “merger agreement”) among Delta, PNG Companies LLC (“Buyer”), and Drake Merger Sub Inc., a direct, wholly-owned subsidiary of Buyer (“Merger Sub”), in which Buyer will acquire Delta at a price of $30.50 per share in cash, subject to the satisfaction or waiver (if permissible under applicable law) of specified conditions. Subject to the terms and conditions of the merger agreement, Merger Sub will be merged with and into Delta (the “merger”), with Delta surviving the merger as a direct, wholly-owned subsidiary of Buyer;

•
To consider and vote on a non-binding, advisory proposal to approve the compensation that may be paid or may become payable to Delta’s named executive officers in connection with, or following, the consummation of the merger; and

•
To consider and vote on a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Delta’s board of directors (the “Board”) previously established April 25, 2017 as the record date for the purpose of determining the shareholders who are entitled to notice of and to vote at the special meeting or at any adjournment or postponement thereof (to the fullest extent permitted by law).
Recommendation of the Board
After careful consideration, the Board unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board further determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are in the best interests of Delta and its shareholders. Accordingly, the Board unanimously recommends that Delta shareholders vote (1) “FOR” the proposal to approve the merger agreement, (2) “FOR” the proposal to approve, by a non-binding advisory vote, the compensation that may be paid or become payable to Delta’s named executive officers in connection with the merger, and (3) “FOR” the adjournment of the special meeting proposal, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger agreement at the scheduled time of the special meeting.

Litigation Relating to the Merger
As previously disclosed in Delta’s definitive proxy statement filed with the Securities and Exchange Commission on April 27, 2017 (as amended or supplemented from time to time, the “proxy statement”) and in Delta’s Quarterly Report Pursuant to Section 13 or 15(d) filed with the Securities Exchange Commission on May 5, 2017, purported shareholders of Delta have initiated two separate lawsuits challenging the merger. On April 13, 2017, a lawsuit challenging the merger was filed, Halberstam v. Delta Natural Gas Company, Inc. et al., in state circuit court in Clark County, Kentucky (“Halberstam Complaint”). On April 28, 2017, another lawsuit challenging the merger was filed, Parshall v. Delta Natural Gas Company, Inc. et al., in U.S. District Court for the Eastern District of Kentucky (“Parshall Complaint”). The Halberstam Complaint alleges, among other things, that the Board breached its fiduciary duties in relation to the merger, including (a) breaching its fiduciary duty of disclosure in the preliminary proxy statement filed with the SEC on March 24, 2017 (the “preliminary proxy statement”), (b) breaching its fiduciary duties by agreeing to merger consideration that does not adequately reflect the true value of Delta and (c) breaching its fiduciary duties by having a flawed sale process. The Parshall Complaint alleges similar breaches as the Halberstam Complaint. Additionally, the Parshall Complaint alleges, among other things, that the Board violated certain laws under the Securities Exchange Act of 1934 with the filing of a preliminary proxy statement containing materially false and misleading statements.

A third lawsuit challenging the merger was filed on May 5, 2017, Cole v. Delta Natural Gas Company, Inc. et al., in state circuit court in Clark County, Kentucky (the “Cole Complaint”), by purported shareholders of Delta. The Cole Complaint also alleges similar breaches as the Halberstam Complaint, including, among other things, that that the Board breached its fiduciary duties in relation to the merger, including breaching its fiduciary duty of disclosure in the proxy statement filed with the SEC. The Halberstam Complaint, the Parshall Complaint and the Cole Complaint are referred to as the “Three Complaints”. The Three Complaints seek, among other things, (a) to enjoin the defendants from proceeding with the shareholder vote on the merger or completing the merger on the agreed upon terms, (b) certification as a class action on behalf of all Delta shareholders similarly situated, and (c) an award of plaintiff’s costs, including attorneys’ and experts’ fees, and other equitable relief as the court deems proper. Additionally, the Parshall Complaint seeks rescission of the merger or an award of rescissory damages, to the extent the merger has already been consummated.

Delta believes that the Three Complaints are without merit and that no further disclosure is required to supplement the proxy statement under applicable laws. However, to eliminate the burden, expense and uncertainties inherent in such litigation, and without admitting any liability or wrongdoing, Delta has determined to make certain supplemental disclosures to the proxy statement as set forth below. Plaintiffs in all Three Complaints have agreed to dismiss their claims and / or agreed not to file motions seeking expedited discovery and a preliminary injunction in connection with the filing of these supplemental disclosures. Nothing in these supplemental disclosures shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. Delta and the other named defendants have vigorously denied, and continue to vigorously deny, that they have committed any violation of law or engaged in any of the wrongful acts that were alleged in the Three Complaints.
Supplemental Disclosures
Delta is providing certain additional disclosures that are supplemental to those contained in the proxy statement previously mailed to you. This supplemental information should be read in conjunction with the proxy statement, which we urge you to read in its entirety. As noted above, none of the defendants have admitted wrongdoing of any kind, including but not limited to inadequacies in any disclosure, the materiality of any disclosure that the plaintiffs contend should have been made, any breach of any fiduciary duty, or aiding or abetting any of the foregoing. To the extent that information herein updates information contained in the proxy statement, the information contained herein supersedes the information contained in the proxy statement previously mailed to you.
Defined terms used but not defined herein have the meanings set forth in the proxy statement. The disclosures appear below the appropriate section headings that correspond to the sections in the proxy statement. Page numbers used herein are with reference to the proxy statement filed with the Securities and Exchange Commission (the “SEC”) on Form DEFM14A on April 27, 2017 and available free of charge at the SEC’s web site, www.sec.gov. Paragraph references used herein refer to the proxy statement prior to any additions or deletions resulting from the supplemental disclosures. Without admitting in any way that any of the disclosures below are material or required by the federal securities laws, state fiduciary law, or any other applicable rule, statute, regulation or law, Delta makes the following additional disclosures:
1.    Supplemental Disclosures to “The Merger - Background of the Merger”
a)    Contact of Prospective Bidders; Execution of Confidentiality Agreements. The following disclosure amends and restates the fourth full paragraph on page 26 of the proxy statement under the subheading “Background of the Merger - Contact of Prospective Bidders; Execution of Confidentiality Agreements”:
“By September 21, 2016, Delta had entered into fifteen confidentiality agreements. All of these confidentiality agreements were substantially in the form reviewed with the Board at its August 26, 2016 meeting. Each confidentiality agreement contained the following types of standstill provisions: (a) standstill periods of up to two (2) years, (b) prohibitions against acquiring Delta securities or assets, (c) prohibitions against making proposals for any type of business combination or acquisition involving Delta without the consent of Delta’s Board, (d) prohibitions against obtaining representation on Delta’s Board, (e) prohibitions against asking for waivers of the standstill provisions, and (e) “fall-away” termination provisions providing that the standstill provisions would terminate effective upon Delta’s execution of a transaction agreement or public announcement of a transaction. With the execution of the merger agreement on February 20, 2017 and the public disclosure of the proposed merger on February 21, 2017, all of the standstill provisions in the fifteen confidentiality agreements had “fallen away” and therefore ceased to be effective.”
b)    Entry into Confidentiality Agreement with Party A. The following disclosure amends and restates the full paragraph on page 27 of the proxy statement under the subheading “Background of the Merger - Entry into Confidentiality Agreement with Party A”:
“On September 27, 2016, Delta entered its final confidentiality agreement, for a total of sixteen confidentiality agreements. This confidentiality agreement was with Party A and also contained the Board approved form of standstill provisions (which ceased to be effective with the execution of the merger agreement on February 20, 2017 and the public disclosure of the proposed merger on February 21, 2017). TPH informed Party A that Delta would welcome an expression of interest from Party A or Party A could participate in the bidding process and be included in the meeting schedule with Senior Management during the period of October 11-13, 2016.”
c)    Round 2 Process. The following disclosure amends and restates the second full paragraph on page 28 of the proxy statement under the subheading “Background of the Merger - Round 2 Process”:
“On October 13, 2016, TPH received a phone call from one of the previously contacted parties inquiring about the status of the process. This party had previously entered into a confidentiality agreement when Delta was soliciting expressions of interest in September. TPH advised the previously contacted party that the strategic review process was still continuing.”
d)    Employment Related Discussions with Delta’s Executive Officers; Board Appointment. The following disclosure supplements and is to be inserted as a new subsection immediately after the last paragraph under the subheading “Background of the Merger - Exclusivity Period with Buyer” ending on page 30 of the proxy statement:
“Employment Related Discussions with Delta’s Executive Officers; Board Appointment
Buyer indicated that it was interested in exploring the possibility of hiring some of Delta’s executive officers when Buyer submitted its confidential nonbinding expression of interest to TPH in connection with the September 21, 2016 First Round Bidder deadline (the “Nonbinding Expression of Interest”) and in its written offer letter dated January 30, 2017 to acquire Delta for an all cash acquisition price of $30.50 per share (“Offer Letter”).
Nonbinding Expression of Interest. In its September 21, 2016 Nonbinding Expression of Interest, Buyer included a section addressing Buyer’s intention regarding potential employment opportunities for Delta’s executive officers. Specifically, Buyer’s Nonbinding Expression of Interest stated the following:

Leadership opportunities
We have built a leadership team at our utility companies that has grown and strengthened with each acquisition we’ve completed.  We see that same opportunity here.  While we haven't had the opportunity to engage with the broader management team, we have a track record of adding to our management depth with each acquisition.   We believe Mr. Jennings can meaningfully add to our team and would expect he would become a key part of our utility leadership team, helping develop our regulatory strategy to grow the business.  As one of the four most senior members of our leadership team, he would be actively engaged with the Company’s board and also work closely with the senior team in developing the overall strategic plan for the entire utility operations.  It is expected Mr. Jennings would represent the larger utility company in important organizations including serving as the Company’s representative on the American Gas Association board of directors.   While his office would continue to be located in Kentucky, we expect he would become an integral part of the leadership team.  We would plan to explore similar opportunities with the broader management team.

Growth opportunities in Kentucky
Mr. Jennings would help us explore the development of a possible strategy to expand gas services to new customer areas within the Kentucky footprint.  An important opportunity to grow this business is the possible expansion of the current pipeline reach to be able to serve more customers than currently being served by Delta. It’s widely understood that today there are many communities in Kentucky of residential and commercial customers who don’t have access to natural gas, but are anxious to do so.   With the economic and environmental benefits of natural gas, more and more states are looking to remove many of the regulatory barriers that will allow more and more customers to become natural gas utility customers.   This would be a high priority once we closed on the acquisition.

Offer Letter. In its January 20, 2017 Offer Letter, Buyer included a section addressing Buyer’s intention regarding potential employment opportunities for Delta’s executive officers. Specifically, Buyer’s Offer Letter stated the following:

Leadership opportunities
We have built a leadership team at our utility companies that has grown and strengthened with each acquisition we’ve completed. We have a track record of adding to our management depth with each acquisition, and we would plan to explore similar opportunities with the Delta management team. Our expectation is to add some of the key leaders at Delta into our leadership group recognizing that some folks are at different points in their careers. For those leaders who decide not to continue on, we are planning to offer transition agreements to further help with this transition period for a mutually agreed upon period of time. In any event, we fully understand that Officers of Delta are entitled to Change in Control payments, and these payments have been considered in forming this Proposal.

Verbal Discussions Regarding Employment. On May 12, 2017, approximately two-and-a-half months after the execution of the merger agreement and the public disclosure of the proposed merger on February 20, 2017, Mr. O’Brien informed Mr. Jennings that the Buyer would engage in employment related discussions with Senior Management prior to the Effective Time of the merger.

Verbal Discussions Regarding Appointment to the Board. The merger agreement provides that at the Effective Time, Merger Sub’s board of directors shall become the board of directors of Delta. The merger agreement also provides that Buyer shall appoint one independent director to Delta’s Board following the merger (the “independent director”). The merger agreement provides that Delta’s current Board shall have the opportunity to approve the independent director. On May 12, 2017 Mr. O’Brien informed Mr. Jennings that the independent director would be discussed prior to the Effective Time of the merger.”
2.    Supplemental Disclosures to “The Merger - Certain Unaudited Forecasted Financial Information”
The following footnote supplements the table on page 36 of the proxy statement and is to be inserted immediately following the table under the subheading “Certain Unaudited Forecasted Financial Information:”

“The amounts set forth in the above table are consolidated; thus, the ‘Net Income’ amounts include both regulated and non-regulated net income.”

3.	Supplemental Disclosures to “The Merger - Opinion of Tudor, Pickering, Holt & Co. Advisors, LLC”
a)    Selected Comparable Company Multiples Analysis. The following disclosure amends and restates the third full paragraph and table on page 38 of the proxy statement under the subheading “Opinion of Tudor, Pickering, Holt & Co. - Selected Comparable Company Multiples Analysis”:

“All of these calculations were performed, and based on publicly available financial data and closing prices, as of February 17, 2017. The EBITDA and earnings estimates for each of the comparable companies used by TPH in its analysis were based on publicly available information and publicly available consensus estimates as reported by FactSet Research Systems Inc. The following table sets forth the individual multiples for each of the selected comparable companies analyzed by TPH.
Gas Utilities Trading Comparables
($ in millions except per unit amounts)

				Estimated
Company	Stock Price @ 2/17/17	Diluted Equity Value	Enterprise Value	Enterprise Value/EBITDA		Price/Earnings Per Share
				2017	2018	2017	2018

Atmos Energy	$76.04	$8,057	$11,517	10.9x	10.0x	21.1x	19.8x
Chesapeake Utilities Corporation	65.70	1,079	1,387	10.4x	9.4x	20.8x	18.8x
Spire, Inc.	63.85	2,962	5,529	11.4x	10.8x	17.9x	17.2x
New Jersey Resources	37.85	3,277	4,638	15.3x	13.5x	21.8x	20.2x
Northwest Natural Gas	58.90	1,707	2,438	10.7x	10.1x	25.5x	24.3x
ONE Gas Inc	63.97	3,385	4,614	10.3x	9.8x	21.6x	21.0x
South Jersey Industries	33.05	2,641	3,905	13.2x	11.9x	24.3x	20.6x
Southwest Gas Corp.	83.18	3,959	5,531	9.0x	8.5x	24.1x	22.7x

Median		$3,119	$4,626	10.8x	10.0x	21.7x	20.4x
Mean		$3,383	$4,945	11.4x	10.5x	22.1x	20.6x

Delta Gas - Market Value	$26.15	$186	$228	11.5x	11.2x	28.2x	27.5x
Delta Gas - $30.50 / Share Offer	$30.50	$217	$259	13.1x	12.8x	32.9x	32.1x

The following table summarizes the results of the above estimates:

	Multiple Range	Median

2017 Enterprise Value/EBITDA	9.0x - 15.3x	10.8x
2018 Enterprise Value/EBITDA	8.5x - 13.5x	10.0x
2017 Price/Earnings per Share	17.9x - 25.5x	21.7x
2018 Price/Earnings per Share	17.2x - 24.3x	20.4x”

b)    Selected Comparable Transaction Analysis. The following table supplements and is to be inserted immediately before the last paragraph on page 40 of the proxy statement under the subheading “Opinion of Tudor, Pickering, Holt & Co. - Selected Comparable Transaction Analysis”:

“The following table sets forth the individual multiples for each of the selected comparable transactions analyzed by TPH.

Precedent Comparable Transactions
($ in millions except per unit amounts)

Announced	Completed	Acquirer	Target	Enterprise Value	Enterprise Value / FY 1 (6) EBITDA

Jan - 17	-	AltaGas Ltd	WGL Holdings	$6,420	12.8x
Oct - 16	-	First Reserve	Gas Natural (EGAS)	196	11.3x
Aug - 16	-	Summit Utilities	Arkansas Oklahoma Gas Corp. (AOG)	NA	NA
Apr - 16	Sep - 16	Laclede Group	Mobile Gas/Willmut Gas	344	11.3x(1)
Feb - 16	Sep - 16	Dominion Resources Inc.	Questar Corporation	6,088	10.3x
Oct - 15	Oct - 16	Duke Energy Corp.	Piedmont Natural Gas	6,700	14.9x
Sep - 15	Jul - 16	Emera Incorporated	TECO Energy Incorporated	10,351	11.2x
Aug - 15	Jul - 16	Southern Company	AGL Resources Inc.	11,978	10.4x
Jul - 15	Feb - 16	Black Hills Corp.	SourceGas (GE Energy and Alinda Capital)	1,890	13.6x
Apr - 14	Sep - 14	Laclede Group	Alabama Gas Corporation	1,600	9.2x
May - 13	Sep - 14	TECO Energy	New Mexico Gas Company	950	11.0x
Feb - 13	Dec - 13	Algonquin Power & Utilities Corp.	New England Gas	74	7.8x
Dec - 12	Dec - 13	SteelRiver Infrastructure Partners	Equitable Gas Company	1,200	12.0x
Dec - 12	Sep - 13	Laclede Group	Missouri Gas Energy & New England Gas Company	1,035	10.6x
Aug - 12	Apr - 13	Algonquin Power & Utilities Corp.	Atmos - Georgia LDCs	141	NA
Feb - 12	Aug - 12	AltaGas Ltd.	SEMCO Holding Corporation	1,135	8.7x
May - 11	Aug - 12	Algonquin Power & Utilities Corp.	Atmos - Missouri, Iowa and Illinois LDCs	124	NA
Dec - 10	Dec - 11	AGL Resources Inc.	Nicor Inc.	3,165	7.1x
Nov - 10	May - 11	SteelRiver Infrastructure Partners	T.W. Phillips Gas and Oil Co.	NA	NA
May - 10	Nov - 10	UIL Holdings Corp.	SCG, CNG & BGC	1,296	9.4x
Jul - 08	Feb - 10	SteelRiver Infrastructure Partners	Dominion Resources - Peoples(2)	780	7.8x
Jul - 08	Oct - 08	Sempra Energy	EnergySouth(3)	240	9.5x
Jul - 08	Oct - 08	MDU Resources Group	Intermountain Gas Company	328	8.9x
Mar - 08	Oct - 08	UGI Corp.	PPL Corp. (PPL Gas Utilities)	268	9.2x
Feb - 08	Dec - 08	Unitil Corp.	Northern Utilities / Granite State Gas	185	10.8x
Jan - 08	Jan - 09	Continental Energy Systems	PNM Natural Gas	620	11.7x
Feb - 07	Nov - 07	Cap Rock Energy Corp.	SEMCO Energy Inc.	867	10.0x

Announced	Completed	Acquirer	Target	Enterprise Value	Enterprise Value/FY 1 (6) EBITDA
Feb - 07	Jul - 08	Black Hills Corp.	Aquila Inc., 5 regulated assets	940	9.6x
Aug - 06	Mar - 07	GE Energy Financial	Kinder Morgan(4)	710	10.5x
Jul - 06	Feb - 07	WPS Resources Corp.	Peoples Energy Corp.	2,506	8.6x
Jul - 06	Jul - 07	MDU Resources Group	Cascade Natural Gas	475	9.1x
Feb - 06	Aug - 07	National Grid plc	KeySpan Corp.	11,913	9.1x
Feb - 06	Aug - 06	National Grid USA	Southern Union - New England assets	575	11.6x
Jan - 06	Aug - 06	UGI corp.	Southern Union - PG Energy	580	10.2x
Sep - 05	Jul - 06	WPS Resources Corp.	Aquila, Inc., Minnesota Operations(5)	288	8.5x
Jul - 04	Nov - 04	AGL Resources Inc.	NUI Corp.	691	9.1x

Median				$824	10.0x
Mean				$2,254	10.1x

Max				$11,978	14.9x
Min				$74	7.1x
(1) Last Twelve Months Multiple per analyst research.
(2) Babcock agreed to acquire Hope and Peoples in July 2008. Following the WV PSC’s rejection of the Hope sale, Babcock successor, SteelRiver completed the acquisition of Peoples.
(3) Assumes $240 million of value ascribed to LDC portion of acquisition.
(4) Target acquired was Kinder Morgan, Inc.’s natural gas retail distribution operations.
(5) Per company filings.
(6) The fiscal year immediately following the fiscal year in which the relevant transaction was announced.

The net debt figure used in calculating the estimate of Delta's equity value was $41.61 MM, which was provided by Senior Management.”

c)    Discounted Cash Flow Analysis. The following disclosure amends and restates the paragraph under the subheading “Opinion of Tudor, Pickering, Holt & Co. - Discounted Cash Flow Analysis” on page 41 of the proxy statement:

“TPH performed a discounted cash flow analysis of Delta as of January 1, 2017. Discounted cash flow analysis is a valuation methodology used to derive a valuation of a company by calculating the present value of estimated future cash flows of the company. TPH calculated the discounted cash flow value as the sum of the net present value of each of: (a) the estimated future cash flows that Delta is expected to generate for each of the full years 2017 through 2024 and (b) a terminal value based on a multiple of Senior Management’s estimated EBITDA for 2025. The estimated future unlevered free cash flows were derived by TPH from data in Delta Senior Management’s financial forecasts and are as follows:

($ in millions)	2017	2018	2019	2020	2021	2022	2023	2024
Estimated Unlevered FCF	7.1	8.5	9.1	9.4	9.1	9.0	9.3	9.6

Unlevered free cash flow is calculated, beginning with EBITDA, by subtracting taxes (calculated by multiplying Delta’s estimated tax rate by Delta’s estimated earnings before interest and taxes, commonly referred to as EBIT)

and subtracting projected capital expenditures (with tax rate, EBIT and capital expenditures as set forth in Senior Management projections).  Senior Management advised that there was no projected change in net working capital in their financial forecasts, and on that basis no adjustment was made to the unlevered free cash flow forecast. Delta management projections were prepared on a fiscal year ending June 30 basis. TPH’s analysis was conducted on a calendar year ending December 31 basis. TPH’s cash flow analyses thus analyzed a forecast period through December 31, 2024 and a terminal value utilizing forward year multiples, and thus requiring a forward year projection as of December 31, 2024, which would be for the calendar year ended December 31, 2025. For its discounted cash flow calculations of Delta, TPH applied unlevered discount rates ranging from 4.0% to 6.0% to the estimated future cash flows of Delta. The discount rates applicable to Delta were based, among other things, on TPH’s judgment of the estimated range of weighted average cost of capital based on an analysis of the selected comparable companies discussed above in “Selected Comparable Company Multiples Analysis.” The terminal value of Delta was calculated applying various terminal value EBITDA multiples ranging from 8.0x to 12.0x. The terminal value EBITDA multiples were selected by TPH by reference to EV to EBITDA trading multiples calculated for selected comparable companies discussed above in “Selected Comparable Company Multiples Analysis.” TPH applied such ranges of terminal value EBITDA multiples to Delta's estimated 2025 EBITDA to determine a terminal value for Delta. The ranges of estimated future cash flows and terminal values were then discounted to present values as of January 1, 2017 using the range of discount rates referred to above. From this analysis, TPH estimated an implied price per share range for the common stock of $17.87 to $30.30, as compared to the Per Share Consideration of $30.50 provided in the merger agreement. The implied terminal growth rates resulting from this analysis are as follows:

Implied Terminal Growth Rate

Low - 0.6%
Base - 0.7%
High - 0.4%”

d)    Dividend Discount Model Analysis. The following disclosure amends and restates the paragraph under the subheading “Opinion of Tudor, Pickering, Holt & Co. - Dividend Discount Model Analysis” on page 41 of the proxy statement:

“TPH performed a dividend discount model analysis using nine-year dividend projections based upon information provided by Senior Management. The dividend projections are set forth below:

($)	2017	2018	2019	2020	2021	2022	2023	2024

Estimated Dividends per Share	0.84	0.85	0.86	0.87	0.88	0.89	0.90	0.91

In this approach, dividend projections for the first eight years are discounted at a specific rate to determine the present value of the dividend stream. The present value of a terminal value, representing the value of dividends beyond the end of the forecast period, is added to arrive at a total equity value. TPH calculated a range of terminal values by applying terminal dividend growth rates ranging from 0.0% to 2.0% to the ninth year’s estimated dividend rate as provided by Senior Management. TPH then discounted the resulting terminal value, along with the dividends over the eight-year forecast period, to present value using levered discount rates ranging from 5.5% to 6.5%. From this analysis, TPH estimated an implied price per share range for the common stock of $14.22 to $23.14, as compared to the Per Share Consideration of $30.50 provided in the merger agreement. The Per Share consideration of $30.50 implies a 3.6% terminal dividend growth rate at a 6.0% unlevered discount rate and a 3.8% levered discount rate at a 1.0% terminal dividend growth rate.”

e)    General. The following disclosure supplements and is to be inserted as a new subsection immediately after the last paragraph under the subheading “Opinion of Tudor, Pickering, Holt & Co. - General”:

“TPH has not provided any services to SteelRiver, Buyer or its known affiliates in the past two years.”

Forward-Looking Statements
This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Forward-looking statements contained in this document may include, without limitation, declarations regarding the intents, beliefs, estimates and current expectations of Delta. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “expect,” “seeks,” “plan,” “anticipate,” “believe,” “project,” “estimate,” “predict,” “potential,” “future,” “forecast” and other similar words. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Although certain of these statements set out herein are indicated above, all of the statements in this document that contain forward-looking statements are qualified by these cautionary statements. Delta shareholders are cautioned that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements. Certain material factors or assumptions are applied in making forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including in our most recent filing on Form 10-K and subsequent periodic and interim reports, factors and matters described or incorporated by reference in the proxy statement or this supplement, and the following factors:

•	the expected timing and likelihood of completion of the proposed merger;

•
the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination of the merger agreement under circumstances that could require us to pay a termination fee;

•	the possibility that Delta shareholders may not approve the merger;

•
the risk that the Buyer or Delta may be unable to obtain governmental and regulatory approvals required for the merger or that required governmental and regulatory approvals may delay the merger or result in the imposition of conditions that could cause the parties to abandon the merger;

•	the failure of the merger to close for any other reason;

•	risks related to disruption of management time from ongoing business operations due to the proposed merger;

•	limitations placed on our ability to operate the business by the merger agreement;

•	the effect of changes in governmental regulations;

•	the outcome of any legal proceedings instituted against Delta and/or others relating to the merger agreement and the merger;

•
the risk that the proposed merger and its announcement could have an adverse effect on the ability of Delta to retain and hire key personnel and maintain relationships with its suppliers, partners and customers, and on its operating results and businesses generally;

•	whether the expected benefits of the merger will be realized; and

•	the fact that Delta’s shareholders would forego the opportunity to realize the potential long-term value of the successful execution of Delta’s current strategy as an independent company.
These forward-looking statements are also qualified by, and should be read together with, the “Forward-Looking Statements,” the “Risk Factors” and the other statements in our most recent report on Form 10-K and subsequent periodic and interim report filings, in each case as filed with the SEC and available at the SEC’s website ((http://www.sec.gov). No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.
Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Delta shareholders are advised, however, to consult any future disclosures we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

Additional Information and Where to Find It
In connection with the proposed merger, on April 27, 2017 Delta filed with the SEC and mailed (or otherwise provided) to each shareholder entitled to vote at the special meeting relating to the proposed transaction a proxy statement on Schedule 14A and a form of proxy. WE URGE OUR DELTA SHAREHOLDERS AND OTHER INTERESTED PARTIES TO READ THE PROXY STATEMENT ALONG WITH THIS SUPPLEMENT AND TO READ ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR OTHER SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The proxy statement, the preliminary proxy statement and any other materials or documents filed by Delta with the SEC may be obtained free of charge at the SEC’s website (http://www.sec.gov) or through the investor relations section of Delta’s website at http://www.deltagas.com (which website is not incorporated herein by reference) or by contacting John B. Brown, by telephone at (859) 744-6171 or by writing him at 3617 Lexington Road, Winchester, KY 40391.

By Order of the Board,

/s/Glenn R. Jennings

Glenn R. Jennings
Chairman of the Board, President and Chief Executive Officer
May 25, 2017